AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF FACT CORPORATION

The undersigned incorporator to the Articles of Incorporation, a natural person competent to contract, hereby forms a corporation under the laws of the State of Colorado as follows:

ARTICLE I - NAME

The name of this Corporation is Fact Corporation.

ARTICLE II -NATURE OF BUSINESS

The general nature of the business to be transacted by this Corporation is:

    To operate as an insurance holding company owning, managing,

    To furnish services to and perform services for insurance companies, render service, assistance, counsel and advice to, and to act as representative or agent in any capacity (whether managing, operating, financial, purchasing, selling, advertising or otherwise) of, any corporation, firm, organization, association, or other entity which is a subsidiary, immediate or through another subsidiary, of the corporation or of which any securities are in any manner directly or indirectly held by the corporation or any such subsidiary or in which the corporation or any such subsidiary may be or become otherwise interested, and in connection therewith to develop, exploit, promote, conduct, manage, operate, improve, extend or liquidate any of the business or property thereof, and to aid, conduct, manage or operate any lawful enterprise in relation thereto;

    To acquire, own, hypothecate and sell stocks, bonds, notes, payables and other securities issued by other corporation, including insurance companies chartered under the laws of any state; to supervise, operate and otherwise manage the affairs of other corporations, and to act as a holding company with respect to said corporations; and to possess and exercise any and all the rights, powers and privileges of ownership of any and all such securities, including the right to vote thereon or assent with respect thereto for any and all purposes, and to issue or deliver in payment or exchange, in whole or in part for any securities, its own securities, or to make payment therefore by any other lawful means;

    To engage in any and all lawful businesses, trades, occupations and professions, and to have and exercise any and all powers which may be held by any corporation created under the provisions of the laws of the State of Colorado, as now existing and as hereafter amended, as distinguished from any corporation of special class or type organized under special provisions and requirements or laws of the state.

    Powers. In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes.

ARTICLE III -CAPITAL STOCK

The maximum number of shares of stock that this Corporation is authorized to have outstanding at any time is 102,000,000 Shares of no par value capital stock, divided into 100,000,000 Shares of Class A Common Stock and 2,000,000 Shares of Class C Common Stock. The preferences, qualifications, limitations, restrictions and rights of each class of common stock shall be as follows:

(a) Dividends. The holders of Class A Common Stock and Class C Common Stock shall be entitled to dividends when declared by the Board of Directors of the Corporation out of funds legally available therefore. The holders of Class A Common Stock and Class C Common Stock shall participate equally in dividends, share and share alike, as when declared by the Board of Directors.

(b) Voting. The holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held. The holders of the Class C Common Stock shall be entitled to one vote for each share of Class C Common Stock held. No holder of Class A Common Stock or Class C Common Stock shall be entitled to cumulative voting in the election of directors.

(c) Dissolution. In the event of dissolution, liquidation or winding-up of the Corporation, whether voluntarily or non-voluntarily, the holders of Class C Common Stock shall not be entitled to be paid any of the assets of the Corporation.

(d) Preemptive Rights. No holder of Class A Common Stock or Class C Common Stock shall have any preemptive right to subscribe for shares, obligations, warrants or other securities of the Corporation for any class, whether now or hereafter authorized.

(e) Conversion. The holders of Class A Common Stock shall have no right to convert the Class A Common Stock into any other class of securities of the Corporation. The shares of Class C Common Stock may be converted to Class A Common Stock as follows: (a) upon Food and Culinary Technology Group Inc. achieving U.S. $9,000,000.00 in total sales, one-third of the Class C shares may be converted; (b) upon Food and Culinary Technology Group Inc. achieving U.S. $27,500,000.00 in total sales, one-third of the Class C shares may be converted; (c) upon Food and Culinary Technology Group Inc. achieving U.S$56,150,000.00 in total sales, one-third of the Class C shares may be converted. Shares of Class C Common Stock shall be converted into shares of Class A Common Stock at the rate of 1 share of Class C Common Stock into 6 shares of Class A Common Stock. Such conversion rate shall be adjusted as appropriate in the case of a stock split, dividend, or recapitalization of the Class A Common Stock.

ARTICLE IV -TERM OF EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V -PLACE OF BUSINESS

The principal office and the principal place of business of the Corporation initially shall be located in Littleton, Colorado. The Board of Directors, however, from time to time, may establish such other offices, branches, subsidiaries, or divisions which it may consider to be advisable. The address of the Corporation's initial registered office in Colorado for purposes of the Colorado Corportion Code, as amended, shall be:

Suite 306

609 W. Littleton Blvd.

Littleton, Colorado 80120

The name of the Corporation's initial registered agent at the address of the aforesaid registered office for purposes of this Code shall be Ralph W. Newton, Jr.

ARTICLE VI - DIRECTORS

The number of directors of the corporation shall be fixed by the bylaws and shall not be more than nine nor less than the number required by the Colorado Corporation Code, as amended. Three directors shall constitute the initial board of directors.

(a) The names and addresses of the members of the initial Board of Directors, who shall hold office until the first annual meeting of the shareholder of the Corporation or until their successors shall have been elected and qualified are:

Name Address

Ralph W. Newton, Jr. Suite 306

609 W. Littleton Blvd.

Littleton, Colorado 80120

Patricia L. Newton One Creek Way

Littleton, Colorado 80123

Richard W. Schlecht 1888 South Jackson

Denver, Colorado 80222

    The directors of the Corporation need not be residents of Colorado and shall not be required to hold shares of the Corporation's capital stock.

    Meetings of the Board of Directors, regular or special, may be held within or without Colorado upon such notice as may be prescribed by the bylaws of the Corporation. Attendance of a director at a meeting shall constitute a waiver by him of notice of such meeting unless he attends only for the express purpose of objecting to the transaction of any business thereat on the ground that the meeting is not lawfully called or convened.

    A majority of the number of directors at any time constituting the Board of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

    By resolution adopted by a majority of the directors at any time constituting the Board of Directors, the Board of Directors may designate two or more directors (which shall include the president and the secretary of the Corporation) to constitute an Executive Committee or one or more other committees each of which shall have and may exercise, to the extent permitted by law or in such resolution, all the authority of the Board of Directors in the management of the Corporation; but the designation of any such committee and the delegation of authority thereto shall not operate to relieve the Board of Directors, or any member therof, of any responsibility imposed on it or him by law.

    Any vacancy in the Board of Directors, however caused or created, may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office and until his successor is duly elected and qualified.

ARTICLE VII - MEETINGS OF SHAREHOLDERS

At any meeting of the shareholders, except to the extent otherwise provided by law, a quorum shall consist of one-third of the shares of each class entitled to vote at the meeting; and, if a quorum is present, the affirmative of the majority of shares of each class represented at the meeting and entitled to vote thereat shall be the act of the shareholders unless the vote of a greater number is required by law.

ARTICLE VIII -VOTING

When, with respect to any action to be taken by shareholders of this Corporation, the Colorado Corporation Code requires the affirmative vote of the holder of two-thirds of the outstanding shares entitles to vote thereon, or of any class or series, such active may be taken by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such action.

ARTICLE IX - BYLAWS

The initial bylaws of the Corporation shall be adopted by its Board of Directors. Subject to repeal or change by action of the shareholders, the power to alter, amend, or repeal the bylaws or to adopt new bylaws shall be vested in the Board of Directors.

ARTICLE X - SPECIAL PROVISIONS

    Any contract or other transaction between this Corporation and one or more of its directors, or between this Corporation and any firm of which one or more of its directors are members or employees, or in which they are interested, or between this Corporation and any corporation or association of which one or more of its directors are shareholders, members, directors, officers, or employees, or in which they are interested, shall be valid for all purposes, notwithstanding the presence of such director or directors at the meeting of the Board of Directors of this Corporation, which acts upon, or in reference to, such contract or transaction, and notwithstanding his or their participation in such action, if the fact of such interest shall be disclosed or known to the Board of Directors and the Board of Directors shall, nevertheless, authorize, approve and ratify such contract or transaction by a vote of a majority of the directors present, such interested director or directors to be counted in determining whether a quorum is present; but not to be counted in calculating the majority necessary to carry such vote. This section shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

    Indemnification of Directors, etc. The Corporation shall indemnify, to the extent permitted by law, any director, officer, agent, fiduciary or employee of the Corporation against any claim, liability or expense arising against or incurred by such person as a result of actions reasonably taken by him at the direction of the Corporation. The Corporation shall further have the authority to the full extend permitted by law to indemnify its directors, officers, agents, fiduciaries and employees against any claim, liability or expense arising against or incurred by them in all other circumstances and to maintain insurance providing such indemnification.

    Negation of equitable interests in shares of rights. The corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes, including all rights deriving from such shares, and shall not be bound to recognize any equitable or other claim to or interest in, such shares or rights deriving from such shares, on the part of any other person, including but without limiting the generality hereof, a purchaser, assignee or transferee of such shares or rights deriving from such shares, unless or until such purchaser, assignee, transferee or other person becomes the registered holder of such shares, whether or not the corporation shall have either actual or constructive notice of the interest of such purchaser, assignee, transferee or other person. The purchaser, assignee, or transferee of any of the shares of the corporation shall not be entitled: to receive notice of the meeting of the shareholders; to vote at such meetings; to exercise any other property or rights deriving from such shares against the corporation, until such purchaser, assignee, or transferee has become the registered holder of such shares.

ARTICLE XI - INCORPORATOR

The name and address of the incorporator of the Corporation is as follows:

Name Address

Richard M. Kranzler 4095 Dudley Street

Maple Ridge, Colorado 80033

IN WITNESS WHEREOF, the undersigned incorporator has hereunto affixed his signature on the 3rd day of August, 1982.

/s/: "Richard M. Kranzler"

Richard M. Kranzler

STATE OF COLORADO )

COUNTY OF DENVER ) ss.

)

I, Michael J. Schneidor, a Notary Public in and for the State of Colorado, hereby certify that on the 3rd day of August, 1982, personally appeared before me Richard M. Kranzler, being by me first duly sworn, who declares that he is the person who signed the foregoing Articles of Incorporation as incorporator and that the statements contained therein are true.

My Commission Expires: October 15, 1986

/s/: "Michael J. Schneidor"

Notary Public

1410 Grant St., #C 308

Denver, Colorado 80203